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                                                                        Form 10K
                                                                   Exhibit 10(s)

                           CHANGE IN CONTROL AGREEMENT


         This Change in Control Agreement ("Agreement") is made by and between Citizens Banking Corporation, a Michigan corporation ("Corporation"), and "Executive" (see schedule A attached).

         The Executive has been effective in his service to the Corporation as a key executive employee of the Corporation or a subsidiary bank of the Corporation;

         The Corporation recognizes the valuable services that the Executive has rendered and is desirous of having some assurance that the Executive will continue as an employee; and

         The Executive is willing to continue to serve as an employee of the Corporation or a subsidiary bank but desires assurance that in the event of a change in control of the Corporation, he will continue to have the responsibility and status he has earned.

         Accordingly, the Corporation and the Executive agree as follows:

         1. In order to protect the Executive against the possible consequences of a change in control of the Corporation, as defined in paragraph 2 below, and thereby to induce the Executive to serve as an officer of the Corporation or a subsidiary bank, the Corporation agrees that if (a) there is such a change in control of the Corporation and (b) the Executive's employment with the Corporation or a subsidiary bank is terminated under the circumstances described in paragraph 3 below, then:

         A. The Corporation shall pay the Executive a lump sum amount in cash equal to: (i) two times the combined annual salary and bonus (under the Citizens Banking Corporation Management Incentive Plan) earned by the Executive in his last full calendar year of employment with the Corporation or a subsidiary bank; or (ii) if termination of the Executive's employment occurs on or after the one-year anniversary of this Agreement, two times the average combined annual salary and bonus earned by the Executive in the last two full calendar years of such employment; or (iii) in the event of termination of the Executive's employment on or after the two-year anniversary of this Agreement, two times the average combined annual salary and bonus earned by the Executive in the last three full calendar years of such employment. The applicable amount shall be payable within 60 days following the date of the Executive's termination of employment.

         B. The Executive shall continue to be covered, at the Corporation's cost, by the medical, dental and life insurance benefit plans that are in effect on the date of his termination and that cover executive employees, for a period of 18 months after his termination of employment; provided, however, that if during such time period the Executive should enter into other employment providing comparable benefits, his participation in such plans of the Corporation shall cease to the extent of his coverage by his new employer's plans. Any such non-cash benefit that is tied to compensation shall be based on the Executive's annual compensation averaged over the same period as applicable under paragraph A above.




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         C. If the Executive has been furnished with an automobile for business or personal use at the Corporation's expense within the previous 12 months prior to the change in control, then the Corporation shall offer that automobile (or one of comparable value) for sale to the Executive at a price equal to the residual lease value or so-called "blue-book value" in the case of a vehicle owned by the Corporation. Similarly, if the Executive was furnished with a club membership, that membership will be transferred by the Corporation to the Executive at no cost to the Executive, who immediately following the transfer shall become subject to monthly dues charges of the club.

         D. All stock options previously granted by the Corporation to the Executive, whether or not then exercisable, shall become immediately vested and exercisable upon the Executive's termination of employment in accordance with the change in control provisions of the Citizens Banking Corporation Stock Option Plan.

         E. If the payment of any of the foregoing amounts or benefits (when added to any other payments or benefits provided to the Executive in the nature of compensation) will result in the payment of an excess parachute payment as that term is defined in Section 280G of the Internal Revenue Code of 1986 ("Code"), then in such event, the Corporation shall pay the Executive an additional amount for each calendar year in which an excess parachute payment is received by the Executive. The additional amount is intended to cover the Executive's liability for any parachute tax under Code Section 4999 on such excess parachute payment, as well as federal and state income taxes and parachute tax on the additional amount, and shall be computed as follows:

         A = Pt/(1 - T -t), where --

         A   is the additional amount for any calendar year,

         P is the amount of the excess parachute payment for the calendar year in excess of the allocable base amount as defined in Code
             Section 280G(b)(3),

         T is the effective marginal rate of federal and state income tax applicable to the Executive for the calendar year; and

         t   is the rate of parachute tax under Code Section 4999.

         The effective marginal rate of federal and state income tax shall be computed as follows:

         T = F + S(1 - 0.8F) + m, where --

         F is the highest marginal rate of federal income tax applicable to the Executive for the calendar year, currently 39.5%, and

         S is the highest marginal rate of state income tax applicable to the Executive for the calendar year in the State of Michigan, currently 4.40%, and


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         m   is the employee's portion of the Medicare tax, currently 1.45%.

         Payment of the additional amount shall be made to the Executive on or before December 31 of each calendar year for which an excess parachute payment is received by the Executive.

         2. For purposes of this Agreement, a change in control of the Corporation means the occurrence of any of the following events: (a) if any "person," together with all of such person's "affiliates" and "associates" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and Rule 12b-2 promulgated under such Exchange Act), or group of persons acting in concert, other than the Corporation, a subsidiary or an employee benefit plan or employee benefit plan trust maintained by the Corporation or a subsidiary, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act, except that a person also shall be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities ordinarily having the right to vote in the election of directors, provided that a person shall not be deemed the beneficial owner of shares such person has the right to vote solely as a result of the receipt of a revocable proxy or proxies given in response to a public solicitation made in accordance with the applicable rules of the Exchange Act and provided further that the acquisition of 20% or more of such securities is not approved by the Corporation's board of directors; (b) a liquidation or dissolution of the Corporation, sale of substantially all of the assets of the Corporation, or a merger, consolidation or combination in which the Corporation is not the survivor; or (c) the addition of new members to the board within any consecutive 24-month period, which members constitute a majority of the board, unless a majority of the board consists of (i) incumbent members of the board in office prior to the commencement of such 24-month period, plus (ii) new members who were recommended or appointed by a majority of the incumbent directors in office immediately prior to the addition of such new members to the board.

         3. Termination of the Executive's employment shall mean the Executive's termination of employment at any time on or within 24 months after a change in control of the Corporation as defined in paragraph 2 above either by (a) involuntary dismissal by the Corporation or (b) the Executive's constructive termination as described in the following sentences of this paragraph 3. If (i) there is a significant reduction in the scope of the Executive's authority or in the extent of his powers, functions, duties or responsibilities, or (ii) the Executive's annual rate of compensation is reduced or fringe benefits, including relocation benefits, are not provided to him on a basis commensurate with other executives of the Corporation and its subsidiary banks, or (iii) there are changes in the Executive's responsibilities for the Corporation which require moving the Executive's job location to a location outside of the lower peninsula of the State of Michigan, then the Executive shall be entitled to give written notice thereof to the board of directors of the Corporation. If within 60 days following such notice, the Executive and the board of directors of the Corporation do not resolve the Executive's concerns to the satisfaction of the Executive (the Executive's satisfaction or dissatisfaction to be communicated to the board of directors in writing within such 60 days), the Executive's employment shall be deemed to be constructively terminated at the end of such 60-day period.


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         4. The specific arrangements referred to above are not intended to exclude the Executive's participation in other benefits available to executive personnel of the Corporation generally or to preclude other compensation or benefits as may be authorized by the Corporation's board of directors from time to time.

         5. As partial consideration for the above, the Executive agrees not to disclose any confidential information about the Corporation and its operation to which the Executive was privy during the course of his employment by the Corporation. Further, the Executive agrees not to accept employment or consult for or otherwise assist any competitor of the Corporation for a period of 24 months following his termination of employment. For purposes of the foregoing, "competitor" means any financial institution that conducts business from any location within 50 miles of any Corporation or subsidiary bank location.

         6. This Agreement shall be binding upon and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs to the parties.

         7. Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding, filing, making of reports and the like, and the Corporation shall use its best efforts to satisfy promptly all such requirements.

         8. Notwithstanding anything contained herein to the contrary, this Agreement shall be terminated and no benefits to the Executive shall be payable if, at any time, the Executive shall resign voluntarily, retire at or after normal retirement age, become incapacitated, voluntarily take another position requiring a substantial portion of his time, or die. This Agreement also shall terminate upon termination for cause of the Executive's employment as an officer of the Corporation or any subsidiary bank by the board of directors of the Corporation, as that board is constituted prior to any change in control of the Corporation as defined in paragraph 2. For purposes of the foregoing, "termination for cause" means termination due to the Executive's conviction of a felony, a determination that the Executive is guilty of sexual harassment of another employee, the Executive's proven embezzlement from the Corporation or a subsidiary bank, the Executive's gross misconduct or incompetence, the Executive's disclosure of confidential information of the Corporation or intentional assistance of a competitor of the Corporation (as defined in paragraph 5), or any other activity of the Executive which has or may have a serious adverse impact on the finances or business reputation of the Corporation or a subsidiary bank.

         9. Any and all disputes, controversies or claims arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof shall, upon the request of either party, be submitted to and settled by arbitration in the State of Michigan pursuant to the Voluntary Labor Arbitration Rules, then in effect, of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties involved). The parties hereto specifically agree to arbitrate with the other party in a proceeding with regard to all issues and disputes, and to permit pre-hearing discovery in the time and manner provided by the then applicable Federal Rules of Civil Procedure. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notice of the demand for arbitration shall be filed, in writing, with the other


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party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute, or other matter in question arose where the party asserting the claim should reasonably have been aware of the same, but in no event later than the applicable Michigan or Federal statute of limitations. The arbitrator shall have no power to add to, subtract from, or alter the terms of this Agreement, and shall render a written decision setting forth findings and conclusions only as to the claims or disputes at issue. Any award by the arbitrator shall be final and conclusive upon the parties, and a judgment thereon may be entered in the highest court for the forum, state or federal, having jurisdiction. All expenses of the arbitration process shall be borne by the Corporation, except for attorneys' fees and fees of experts, which shall be paid by the respective parties that retain them.

         10. The invalidity or unenforceability of any provision of this Agreement shall not affect the enforceability or validity of any other provision hereof.

         11. This Agreement shall be governed by the laws of the State of Michigan.

         This Agreement has been executed by the parties on and effective as of November 6, 1997.


                                         CITIZENS BANKING CORPORATION


   /s/  Virginia S. Carmody              By: /s/ Charles R. Weeks
---------------------------------            -----------------------------------
Witness
                                         Its: Chairman of the Board of Directors
                                              ----------------------------------

                                         EXECUTIVE


                                         See attached schedule A
---------------------------------        ---------------------------------------
Witness



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SCHEDULE A - LIST OF EXECUTIVES COVERED BY CHANGE IN CONTROL AGREEMENT:

                                Robert J. Vitito
                                 John W. Ennest
                               Wayne G. Schaeffer
                               Nicholas J. Cilfone
                               Gary P. Drainville
                               James M. VanTiflin
                                Thomas C. Shafer
                                Richard T. Albee
                               Thomas W. Gallagher
                                 Jack S. Werner
                              Richard J. Mitsdarfer
                                Marilyn K. Allor
                               Daniel E. Bekemeier


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